Exhibit 99.1

CYS Investments, Inc. Announces Second Quarter 2016 Financial Results

For Immediate Release
NEW YORK, NY – July 27, 2016 – CYS Investments, Inc. (NYSE: CYS) ("CYS", "we", "our", or the "Company") today announced financial results for the quarter ended June 30, 2016 (the "Second Quarter").

Second Quarter 2016 Summary Results

•	June 30, 2016 book value per common share of $9.55, after declaring a $0.25 dividend per common share on June 8, 2016, up from $9.46 at March 31, 2016.

•	GAAP net income available to common stockholders of $51.0 million, or $0.34 per diluted common share.

•	Core Earnings plus Drop Income of $38.7 million ($30.7 million Core Earnings and $8.0 million Drop Income), or $0.26 per diluted common share ($0.20 Core Earnings and $0.06 Drop Income).

•	Interest rate spread, net of hedge, including Drop Income, of 1.36%.

•	Operating expense ratio of 1.36%, down from 1.48% in the prior quarter.

•	Weighted-average amortized cost of Agency RMBS and U.S. Treasuries (collectively, "Debt Securities") of $103.42.

•	Leverage ratio of 6.91:1 at June 30, 2016.

•	Constant Prepayment Rate ("CPR") of 12.9%.

•	Repurchased 162,548 shares of the Company's common stock at a weighted-average purchase price of $7.93 per share or an aggregate of approximately $1.3 million.

•	Total stockholder return on common equity of 3.59%.

Market Commentary

In the second quarter of 2016 (the "Second Quarter"), longer-term interest rates moved lower, continuing the trends of the latter part of the first quarter of 2016 (the "First Quarter"). Short-term borrowing rates moved somewhat higher as the markets anticipated further Federal Reserve (the "Fed") rate hikes in 2016, though expectations are for the pace of these hikes to be very slow. However, despite the Fed's desire to normalize short-term interest rates, the emerging economic data continues to be below the Fed's expectations and the bond market continues to push out its expectations for rate hikes in 2016. Much of the concerns about slow growth stem from sluggish economic conditions in Europe and China. In a speech to the Economics Club of New York in April 2016 Janet Yellen, the Chair of the Fed, reiterated weak global conditions as a reason to adjust U.S. domestic monetary policy. Chair Yellen also highlighted the downside risks if the U.K. were to vote (the "British Referendum") to exit the European Union, though the surveys and polls at the time suggested even odds or a greater likelihood of a "remain" vote. Domestically, payroll growth appeared to have decelerated and inflation continued to run below the Fed's two percent target. As prospects for global economic growth continued to diminish, the bond market further pushed out its expectations for additional Fed rate hikes. Indeed, some market participants expected four rate hikes in 2016, but by the end of June 2016, general market expectations suggested no hikes in 2016. Additionally, lower oil prices, a strong U.S. dollar, and slower growth in China and other global economies present a growing risk of renewed deflationary pressures. Growth in the U.S. economy had already slowed to 0.9% in the First Quarter, and some economists now see Second Quarter growth at around 2.4%, but unlikely to accelerate in the second half of 2016. Thus, the U.S. economy, though apparently showing sustainable growth, is far from showing signs of accelerating above a 2% annual growth rate. Payrolls continued to rise in the First and Second Quarters, though payroll gains have averaged below 150,000 jobs per month and wages continue to be stagnant. While the unemployment rate rose to 4.9% in June 2016 and the U-6 underemployment rate fell slightly to 9.6% as of June 30, 2016, inflation remains below the Fed’s 2% target. Although the Federal Open Market Committee (the "FOMC") continues to focus on its dual mandate of maximum employment and an inflation objective of 2%, it has expressed heightened awareness of the U.S. economy’s sensitivity to global economic conditions. During its June 2016 meeting, the FOMC voted to keep the federal funds rate at 0.25%, and as they did in March of 2016, specifically cited global economic and financial developments as influencing their decision and outlook on inflation. Current FOMC guidance provides that the pace of rate increases is likely to be slower with only two rate hikes in 2016, not the four anticipated in December 2015 and a terminal Fed Funds target rate of 3.25% by the end of 2018. The bond market and yield curve, however, suggest that market consensus is for no hikes in 2016, just two hikes in 2017, and a terminal Fed Funds target rate of 1.25% in 2019 and beyond.

Reflecting the diminishing prospects for accelerating growth, in the Second Quarter, the bond market rallied and the 10-year U.S. Treasury yield, which began the year at 2.27%, hit a low for the First Quarter of 1.66% in mid-February, closed at 1.77% on March 31, 2016, and rallied further in the Second Quarter to 1.47% on June 30, 2016 following the unexpected outcome of the British Referendum to exit the European Union. This continued to drive Agency RMBS prices higher. Fannie Mae 30-year 3.5% RMBS prices rose by 0.60% and Fannie Mae 15-year 3.0% RMBS prices rose by 0.33% during the Second Quarter. Interest rates on swaps decreased during the Second Quarter and spreads widened slightly, resulting in a decrease in the value of our hedge book. Overall, the performance of Agency RMBS prices more than offset the decrease in the value of our hedges, and our book value increased. At the beginning of the First Quarter, our net duration gap was 0.74 years, declined to 0.30 years at March 31, 2016, and was virtually unchanged at 0.35 years on June 30, 2016.

While prepayments picked up slightly in the Second Quarter, the wave of refinancing activity was short-lived and CYS's portfolio prepaid at 12.9% in the Second Quarter. Mortgage rates have continued to lag the drop in U.S. Treasury yields but we should anticipate a new round of prepayment activity. We expect homeowners to respond to the lower rates and expect prepayments on our portfolio assets to increase in the coming months, which would impact our portfolio yield. With the current Fed position of keeping interest rates lower for longer, we anticipate less volatility in the prices of Agency RMBS securities. As of June 30, 2016, we had substantial available liquidity of $1.15 billion, or 66.6% of our equity, and leverage, on a debt to equity basis including to-be-announced ("TBA") securities accounted for as derivatives ("TBA Derivatives"), increased slightly to 6.91:1 from the March 31, 2016 level of 6.76:1.

Second Quarter 2016 Results
The Company’s book value per common share on June 30, 2016 was $9.55, compared to $9.46 at March 31, 2016, after declaring a $0.25 dividend per common share on June 8, 2016. The book value was positively impacted by an increase in the value of Agency RMBS during the Second Quarter, which was partially offset by a decrease in the value of the Company's interest rate hedges.
The Company generated net income available to common stockholders of $51.0 million in the Second Quarter, or $0.34 per diluted common share, compared to $56.1 million, or $0.37 per diluted common share, in the First Quarter, the key components of which are explained below.
In the Second Quarter, the Company had Core Earnings (defined below) plus Drop Income (defined below) of $38.7 million, or $0.26 per diluted common share, comprised of Core Earnings of $30.7 million, or $0.20 per diluted common share, and Drop Income of $8.0 million, or $0.06 per diluted common share. This compares to First Quarter Core Earnings plus Drop Income of $40.3 million, or $0.27 per diluted common share, comprised of Core Earnings of $34.0 million, or $0.22 per diluted common share, and Drop Income of $6.3 million, or $0.05 per diluted common share. Core Earnings decreased in the Second Quarter from the First Quarter primarily due to (i) a $6.6 million decrease in total interest income on an increase in premium amortization as prepayment speeds increased from the prior quarter, and (ii) a $0.7 million increase in interest expense on borrowings due to higher cost of funds. The decrease was offset by a $3.6 million decrease in swap and cap interest expense and a $0.5 million decrease in operating expenses. Drop Income increased by $1.7 million in the Second Quarter driven by an increase in activity resulting from the relative attractiveness of the TBA securities market.
In the Second Quarter, total interest income decreased to $74.9 million from $81.5 million in the First Quarter primarily due to higher prepayments and amortization expense as noted above, causing the average yield on our settled Debt Securities to decrease to 2.52% in the Second Quarter from 2.74% in the First Quarter. The Second Quarter weighted average experienced CPR increased to 12.9% from 7.6% in the First Quarter, while amortization expense increased $6.7 million to $22.6 million from $15.9 million in the First Quarter. In addition, in the Second Quarter we had lower average settled Debt Securities of $11.89 billion compared to $11.91 billion in the First Quarter.
The Company's net interest income of $56.2 million in the Second Quarter, down approximately $7.3 million from $63.5 million in the First Quarter, largely due to the decrease in interest income and an increase in interest expense on our combined borrowings under repurchase agreements ("repo borrowings") and Federal Home Loan Bank of Cincinnati ("FHLBC") advances ("FHLBC Advances") as a direct result of an increase in the average cost of funds to 0.72% in the Second Quarter, as compared to 0.68% in the First Quarter.

Economic net interest income and expense are non-GAAP measures. The following table presents a reconciliation of GAAP net interest income and total interest expense to economic net interest income and economic net interest expense, respectively, for each respective period.

(in thousands)	June 30, 2016	March 31, 2016
Net interest income	$56,170	$63,506
Swap and cap interest expense	14,779	18,398
Economic net interest income	$41,391	$45,108

Total interest expense	$18,687	$17,945
Swap and cap interest expense	14,779	18,398
Economic interest expense	$33,466	$36,343
The Company's economic net interest income, which takes into account swap and cap interest expense, as well as interest expense on repo borrowings and FHLBC Advances, was $41.4 million in the Second Quarter, down approximately $3.7 million from $45.1 million in the First Quarter. The decrease in the economic net interest income was primarily due to lower net interest income, as explained above, which was partially offset by a decrease in swap and cap interest expense. A combination of the lower weighted average notional of swaps and caps outstanding of $9,700.0 million in the Second Quarter, compared to $10,075.0 million in the First Quarter, and an increase in the receive rate on resetting swaps, resulted in a $3.6 million decrease in swap and cap interest expense to $14.8 million in the Second Quarter, from $18.4 million in the First Quarter. The weighted average receive rate on our interest rate swaps was 0.65% at June 30, 2016, compared to 0.62% at March 31, 2016.
In the Second Quarter, economic interest expense, comprised of interest expense on repo borrowings and FHLBC Advances and swap and cap interest expense, was $33.5 million, compared to $36.3 million in the First Quarter. The increase in interest expense on repo borrowings and FHLBC Advances to $18.7 million in the Second Quarter from $17.9 million in the First Quarter was more than offset by the decrease in swap and cap interest expense, which decreased to $14.8 million in the Second Quarter, from $18.4 million in the First Quarter, as explained above. Overall, the adjusted average cost of funds and hedge was lower at 1.14% during the Second Quarter, compared to 1.26% during the First Quarter. The Company’s interest rate spread net of hedge including Drop Income was also lower at 1.36% in the Second Quarter, compared to 1.45% in the First Quarter.
The Company recognized net realized and unrealized gain from investments of $65.3 million in the Second Quarter, compared to a net realized and unrealized gain from investments of $163.5 million in the First Quarter. The net gain on investments in the Second Quarter was generally driven by an increase in prices of our Agency RMBS. However, prices increased less than in the prior quarter. For example, prices of 30-year 3.5% Agency RMBS increased by $0.63 to $105.55 and 15-year 3.0% Agency RMBS increased by $0.34 to $104.86 at the end of the Second Quarter, whereas prices of these securities increased by $1.69 to $104.92 and by $1.44 to $104.52, respectively, during the First Quarter.
The Company recognized a net realized and unrealized loss on derivative instruments of $(44.5) million for the Second Quarter, comprised of $(51.0) million of net realized and unrealized loss on swap and cap contracts, and $6.5 million of net realized and unrealized gain on TBA Derivatives, compared to a net realized and unrealized loss on derivative instruments of $(140.5) million in the First Quarter, comprised of $(148.0) million net realized and unrealized loss on swap and cap contracts, and a $7.5 million net realized and unrealized gain on TBA Derivatives. The change was primarily due to lower interest rates, which caused the value of our hedges to decrease in both periods. For example, 5-year swap rates decreased by 19 basis points ("bps") during the Second Quarter, whereas they decreased by 57 bps during the First Quarter.
The Company’s operating expense ratio as a percentage of average stockholders' equity was 1.36% in the Second Quarter, compared to 1.48% in the First Quarter.

Set forth below are summary financial data for the Second Quarter and First Quarter:
Summary Financial Data

(dollars in thousands except per share data)	Three Months Ended
Key Balance Sheet Metrics	June 30, 2016	March 31, 2016
Average settled Debt Securities (1)	$11,887,351	$11,905,997
Average total Debt Securities (2)	$13,230,800	$12,945,855
Average repurchase agreements and FHLBC Advances (3)	$10,412,784	$10,492,636
Average Debt Securities liabilities (4)	$11,756,233	$11,532,494
Average stockholders' equity (5)	$1,725,879	$1,714,728
Average common shares outstanding (6)	151,452	151,788
Leverage ratio (at period end) (7)	6.91:1	6.76:1
Book value per common share (at period end) (8)	$9.55	$9.46
Weighted average amortized cost of Agency RMBS and U.S. Treasuries (9)	$103.42	$103.76

Key Performance Metrics*
Average yield on settled Debt Securities (10)	2.52%	2.74%
Average yield on total Debt Securities including Drop Income (11)	2.50%	2.71%
Average cost of funds (12)	0.72%	0.68%
Average cost of funds and hedge (13)	1.29%	1.39%
Adjusted average cost of funds and hedge (14)	1.14%	1.26%
Interest rate spread net of hedge (15)	1.23%	1.35%
Interest rate spread net of hedge including Drop Income (16)	1.36%	1.45%
Operating expense ratio (17)	1.36%	1.48%
Total stockholder return on common equity (18)	3.59%	3.85%
Constant prepayment rate (weighted average experienced 1-month) (19)	12.9%	7.6%
__________

(1)	The average settled Debt Securities is calculated by averaging the month end cost basis of settled Debt Securities during the period.

(2)	The average total Debt Securities is calculated by averaging the month end cost basis of total Debt Securities and all TBA contracts during the period.

(3)	The average repurchase agreements and FHLBC Advances are calculated by averaging the month end repurchase agreements and FHLBC Advances balances during the period.

(4)
The average Debt Securities liabilities are calculated by adding the average month end repurchase agreements and FHLBC Advances balances plus average unsettled Debt Securities, inclusive of TBA Derivatives, during the period.

(5)	The average stockholders' equity is calculated by averaging the month end stockholders' equity during the period.

(6)	The average common shares outstanding are calculated by averaging the daily common shares outstanding during the period.

(7)
The leverage ratio is calculated by dividing (i) the Company's repurchase agreements and FHLBC Advances balances plus payable for securities purchased minus receivable for securities sold plus gross TBA Derivatives positions (as described below) by (ii) stockholders' equity.

(8)	Book value per common share is calculated by dividing total stockholders' equity less the liquidation value of preferred stock at period end by common shares outstanding at period end.

(9)	The weighted average amortized cost of Agency RMBS and U.S. Treasuries is calculated using the weighted average amortized cost by security divided by the current face at period end.

(10)	The average yield on settled Debt Securities for the period is calculated by dividing total interest income by average settled Debt Securities.

(11)
The average yield on total Debt Securities including Drop Income for the period is calculated by dividing total interest income plus Drop Income by average total Debt Securities. Drop Income is a component of our net realized and unrealized gain (loss) on investments and net realized and unrealized gain (loss) on derivative instruments in the consolidated statements of operations. Drop Income is the difference between the spot price and the forward settlement price for the same security on trade date. This difference is also the economic equivalent of the assumed net interest margin (yield minus financing costs) of the bond from trade date to settlement date. We derive Drop Income through utilization of forward settling transactions.

(12)	The average cost of funds for the period is calculated by dividing repurchase agreement and FHLBC Advances interest expense by average repurchase agreements and FHLBC Advances for the period.

(13)	The average cost of funds and hedge for the period is calculated by dividing repurchase agreement, FHLBC Advances and swap and cap interest expense by average repurchase agreements and FHLBC Advances.

(14)
The adjusted average cost of funds and hedge for the period is calculated by dividing repurchase agreement, FHLBC Advances and swap and cap interest expense by average total Debt Securities liabilities.

(15)	The interest rate spread net of hedge for the period is calculated by subtracting average cost of funds and hedge from average yield on settled Debt Securities.

(16)
The interest rate spread net of hedge including Drop Income for the period is calculated by subtracting adjusted average cost of funds and hedge from average yield on total Debt Securities including Drop Income.

(17)	The operating expense ratio for the period is calculated by dividing operating expenses by average stockholders' equity.

(18)	The total stockholder return on common equity is calculated using the change in book value plus dividend distributions on common stock.

(19)	The constant prepayment rate ("CPR") represents the weighted average 1-month CPR of the Company's Agency RMBS during the period.

*	All percentages are annualized except total stockholder return on common equity.
Portfolio
Effective January 1, 2016, the Company recognized TBAs that do not qualify for the regular-way scope exception in the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 815 - Derivatives and Hedging as derivatives (which we refer to as "TBA Derivatives"). TBA Derivatives are accounted for as a series of derivative transactions and are recorded as either assets or liabilities at fair value in the consolidated balance sheets with changes in fair value recognized in the consolidated statements of operations in "Net realized and unrealized gain (loss) on derivative instruments".
The Company's Debt Securities portfolio, including TBA Derivatives, at fair value, increased to $13,591.4 million at June 30, 2016, from $13,226.0 million at March 31, 2016. As markets reset to lower rates during the Second Quarter, we reduced our 30-Year 4.0% and 15-Year 3.0% holdings and purchased U.S. Treasuries and 15-Year 2.5% securities in anticipation of an increase in prepayments.
The following tables detail the Company's Debt Securities portfolio, inclusive of $827.3 million and $307.6 million of TBA Derivatives at June 30, 2016 and March 31, 2016, respectively:

	June 30, 2016		March 31, 2016
	Fair Value (in thousands)	% of Total	Fair Value (in thousands)	% of Total
15-Year Fixed Rate	$5,989,553	44%	$5,663,867	43%
20-Year Fixed Rate	49,494	—%	52,505	—%
30-Year Fixed Rate	6,318,345	46%	7,136,350	54%
Hybrid ARMs	349,814	3%	343,353	3%
U.S. Treasuries	884,213	7%	29,972	—%
Total	$13,591,419	100%	$13,226,047	100%
    Key metrics related to the Company’s Debt Securities portfolio, inclusive of TBA Derivatives, as of June 30, 2016 are summarized below:

	Face Value	Fair Value	Weighted-Average
Asset Type	(in thousands)		Cost/Face	Fair Value/Face	Yield(1)	Coupon	CPR(2)
15-Year Fixed Rate	$5,714,808	$5,989,553	$102.77	$104.81	1.41%	2.96%	10.8%
20-Year Fixed Rate	45,186	49,494	102.75	109.53	1.54%	4.50%	17.1%
30-Year Fixed Rate	5,939,447	6,318,345	104.59	106.38	1.80%	3.67%	10.6%
Hybrid ARMs (3)	335,330	349,814	102.79	104.32	1.50%	2.93%	21.7%
U.S. Treasury Securities	880,000	884,213	100.12	100.48	0.69%	0.86%	n/a
Total	$12,914,771	$13,591,419	$103.42	$105.24	1.54%	3.15%	11.1%
__________

(1) Represents a forward yield and is calculated based on the cost basis of the security at June 30, 2016.

(2) CPR is a method of expressing the prepayment rate for a mortgage pool that assumes a constant fraction of the remaining principal is prepaid each month. Specifically, the constant prepayment rate is an annualized version of the experienced prior three-month prepayment rate for those bonds held at June 30, 2016. Securities with no prepayment history are excluded from this calculation.
(3) The weighted-average months to reset of our Hybrid ARM portfolio was 66.2 at June 30, 2016. Months to reset is the number of months remaining before the fixed rate on a Hybrid ARM becomes a variable rate. At the end of the fixed period, the variable rate will be determined by the margin and the pre-specified caps of the Hybrid ARM and will reset thereafter annually.

In July 2016, the weighted average experienced CPR of the Company's Debt Securities was 12.6%.
Leverage & Liquidity
Our leverage, which includes TBA Derivatives, was 6.91:1 at the end of the Second Quarter, compared to 6.76:1 at the end of the First Quarter. As of June 30, 2016 and March 31, 2016, the Company had financed its portfolio with approximately $10.4 billion and $10.3 billion, respectively, of repo borrowings and FHLBC Advances (collectively “Total Outstanding Borrowings”) and recognized a payable for securities purchased net of receivable for securities sold of approximately $0.7 billion and $0.9 billion, respectively.
At June 30, 2016, and March 31, 2016, the Company’s liquidity position, consisting of unpledged Agency RMBS, U.S. Treasuries and cash, was approximately $1.15 billion, or 66.6%, and $1.14 billion or 66.6%, of stockholders' equity, respectively.
Financing
During the Second Quarter, the Company financed its investment portfolio with average repo borrowings and FHLBC Advances of $10.4 billion, with an average cost of funds of 0.72%, compared to $10.5 billion and 0.68% during the First Quarter. Total interest expense increased $0.8 million to $18.7 million in the Second Quarter, compared to $17.9 million for the First Quarter primarily due to higher average cost of funds during the Second Quarter.
During the Second Quarter, the Company did not experience any reductions in the availability of repo borrowings. At June 30, 2016 repo borrowings with any individual counterparty were less than 8% of our total outstanding borrowings. As of June 30, 2016, we had 48 counterparties available to finance the Company's operations.
Below is a summary, by region, of our outstanding borrowings at June 30, 2016 (dollars in thousands):

Counterparty Region	Number of Counterparties	Total Outstanding Borrowings	% of Total
North America	22	$6,427,663	61.7%
Europe	8	2,201,699	21.1%
Asia	5	1,795,139	17.2%
Total	35	$10,424,501	100.0%

Hedging
The Company utilizes interest rate swap and cap contracts (a "swap" or "cap", respectively) to manage interest rate risk associated with the financing of its Debt Securities portfolio. In the Second Quarter, we terminated swaps with a combined notional of $2.2 billion and a weighted-average pay rate of 1.43% and entered into new swaps with a combined notional of $1.7 billion and a weighted-average pay rate of 1.21%. After the repositioning, our weighted-average fixed pay rate on swaps decreased to 1.19% at June 30, 2016, compared to 1.26% at March 31, 2016.
As of June 30, 2016, the Company held swaps with an aggregate notional amount of $7.0 billion, a weighted-average fixed rate of 1.19%, a weighted average receive rate of 0.65%, a weighted average net pay rate of 0.54% and a weighted-average expiration of 3.4 years. The receive rate on the Company's swaps is the three-month London Interbank Offered Rate ("LIBOR"), which stood at 0.65% on June 30, 2016 up from 0.62% at March 31, 2016. At June 30, 2016, the Company held caps with a notional amount of $2.5 billion, a weighted-average cap rate of 1.28%, and a weighted-average expiration of 3.5 years.
As of March 31, 2016, the Company held swaps with an aggregate notional amount of $7.5 billion, a weighted-average fixed rate of 1.26%, a weighted average receive rate of 0.62%, a weighted average net pay rate of 0.64% and a weighted-average expiration of 3.1 years. At March 31, 2016, the Company held caps with a notional amount of $2.5 billion, a weighted-average cap rate of 1.28%, and a weighted-average expiration of 3.8 years.

Key provisions of the Company's outstanding swaps and caps at June 30, 2016 are summarized below (dollars in thousands):

Interest Rate Swaps	Weighted-Average
Expiration Year	Fixed Pay Rate	Receive Rate *	Net Pay Rate	Notional Amount	Fair Value
2017	0.80%	0.68%	0.12%	$1,500,000	$(2,078)
2018	1.00%	0.65%	0.35%	1,500,000	(7,018)
2020	1.45%	0.64%	0.81%	1,750,000	(38,208)
2021	1.21%	0.63%	0.58%	1,700,000	(18,091)
2022	1.98%	0.63%	1.35%	500,000	(26,212)
Total	1.19%	0.65%	0.54%	$6,950,000	$(91,607)

Interest Rate Caps	Weighted-Average
Expiration Year	Cap Rate	Receive Rate	Cap Rate	Notional Amount	Fair Value
2019	1.34%	n/a	1.34%	$800,000	$2,662
2020	1.25%	n/a	1.25%	1,700,000	13,359
Total	1.28%	n/a	1.28%	$2,500,000	$16,021

*	The receive rate on the Company's swaps is the three-month LIBOR, which resets quarterly.

Duration Gap

Our net duration gap increased marginally to 0.35 at June 30, 2016, compared to 0.30 at March 31, 2016.

Drop Income
"Drop Income" is a component of our net realized and unrealized gain (loss) on investments and net realized and unrealized gain (loss) on derivative instruments in the consolidated statements of operations, and is therefore excluded from Core Earnings. Drop Income is the difference between the spot price and the forward settlement price for the same Agency RMBS on trade date. This difference is also the economic equivalent of the assumed net interest spread (yield less financing costs) of the Agency RMBS from trade date to settlement date. The Company derives Drop Income through utilization of forward settling transactions of Agency RMBS. The Company's Drop Income and average market value of all TBAs outstanding during the Second Quarter and First Quarter are shown in the chart below (dollars in thousands):

	June 30, 2016	March 31, 2016	$ Change
Drop Income	$7,996	$6,315	$1,681
Average market value of all TBAs	1,290,798	1,060,866	229,932
Prepayments
The portfolio recognized $516.6 million in principal repayments and prepayments, experienced a CPR of approximately 12.9% and net amortization expense of $22.6 million in the Second Quarter, compared to $348.5 million in principal repayments and prepayments, a CPR of approximately 7.6% and net amortization expense of $15.9 million in the First Quarter. The increase in CPR in the Second Quarter was principally due to lower mortgage interest rates persisting during the First Quarter, subdued mortgage refinancings and bond seasoning factors.

Dividend
The Company declared a common dividend of $0.25 per share for the Second Quarter, compared to a $0.26 common dividend in the First Quarter. Using the closing share price of $8.37 on June 30, 2016, the Second Quarter dividend equates to an annualized dividend yield of 11.9%.

Share Repurchase Program
In the Second Quarter, we repurchased 162,548 shares of the Company's common stock at a weighted-average purchase price of $7.93 per share for an aggregate of approximately $1.3 million. In the First Quarter, we repurchased 510,618 shares of the Company's common stock at a weighted-average purchase price of $7.82 per share for an aggregate of approximately $4.0 million. As of June 30, 2016, the Company had approximately $155.5 million available under the share repurchase program to repurchase shares of its common stock.
Conference Call
The Company will host a conference call at 9:00 AM Eastern Time on Thursday, July 28, 2016, to discuss its financial results for the Second Quarter. To participate in the call, please dial (888) 647-8086 at least 10 minutes prior to the start time and reference the conference passcode 50195181. International callers should dial (484) 821-5013 and reference the same passcode. The conference call will be webcast live over the Internet and can be accessed at the Company’s web site at www.cysinv.com.  To listen to the live webcast, please visit www.cysinv.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software.
A dial-in replay of the call will be available on Thursday, July 28, 2016, at approximately 12:00 PM Eastern Time through Thursday, August 11, 2016 at approximately 11:00 AM Eastern Time. To access this replay, please dial (855) 859-2056 and enter the conference ID number 50195181. International callers should dial (404) 537-3406 and enter the same conference ID number.  A replay of the conference call will also be archived on the Company’s website at www.cysinv.com.
Additional Information
The Company plans to make available a supplemental presentation ("Presentation") for the benefit of its stockholders at the Company's website, www.cysinv.com, prior to the conference call. The Presentation will be available on the Webcasts/Presentations tab of the Investor Relations section of the Company's website.
About CYS Investments, Inc.
CYS Investments, Inc. is a specialty finance company that primarily invests on a leveraged basis in residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. The Company refers to these securities as Agency RMBS. CYS Investments, Inc. has elected to be treated as a real estate investment trust for federal income tax purposes.
Forward-Looking Statements Disclaimer
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those relating to interest rates and interest rate volatility, the prices, supply and volatility of Agency RMBS, earnings, yields, investment environment, hedges, forward settling transactions, liquidity, prepayments, and the effect of actions of the U.S. government, including the Federal Reserve (the "Fed") and the Federal Open Market Committee (the "FOMC") on our results. Forward-looking statements typically are identified by use of the terms such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions. Forward-looking statements are based on the Company's beliefs, assumptions and expectations of the Company's future performance, taking into account all information currently available to the Company. The Company cannot assure you that actual results will not vary from the expectations contained in the forward-looking statements. All of the forward-looking statements are subject to numerous possible events, factors and conditions, many of which are beyond the control of the Company and not all of which are known to the Company, including, without limitation, market conditions and those described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which has been filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYS INVESTMENTS, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	June 30, 2016	March 31, 2016	December 31, 2015*
	(unaudited)	(unaudited)
Assets:
Cash	$13,182	$6,262	$9,982
Investments in securities, at fair value:
Agency mortgage-backed securities (including pledged assets of $10,106,787, $10,868,773 and $11,587,014, respectively)	11,879,933	12,888,430	12,927,996
U.S. Treasury securities (including pledged assets of $884,213, $29,972 and $14,886, respectively)	884,213	29,972	99,711
Receivable for securities sold and principal repayments	1,507	1,586	1,084,844
Receivable for cash pledged as collateral	97,309	85,097	21,751
Interest receivable	32,460	34,033	34,563
Derivative assets, at fair value	24,650	32,701	100,778
Other investments	31,028	34,028	50,028
Other assets	1,625	1,219	1,051
Total assets	$12,965,907	$13,113,328	$14,330,704
Liabilities and stockholders' equity:
Liabilities:
Repurchase agreements	$9,849,501	$9,656,969	$8,987,776
FHLBC Advances, at fair value	575,000	649,553	2,098,701
Payable for securities purchased	652,619	937,163	1,475,974
Payable for cash received as collateral	4,826	9,141	18,534
Accrued interest payable	20,307	20,020	32,588
Accrued expenses and other liabilities	4,857	3,113	4,083
Dividends payable	42,259	43,809	4,410
Derivative liabilities, at fair value	95,529	85,461	14,024
Total liabilities	$11,244,898	$11,405,229	$12,636,090
Stockholders' equity:
Preferred Stock, $0.01 par value, 50,000 shares authorized:
7.75% Series A Cumulative Redeemable Preferred Stock, (3,000 shares issued and outstanding, respectively, $75,000 in aggregate liquidation preference)	$72,369	$72,369	$72,369
7.50% Series B Cumulative Redeemable Preferred Stock, (8,000 shares issued and outstanding, respectively, $200,000 in aggregate liquidation preference)	193,531	193,531	193,531
Common Stock, $0.01 par value, 500,000 shares authorized (151,394, 151,535 and 151,740 shares issued and outstanding, respectively)	1,514	1,515	1,517
Additional paid in capital	1,942,930	1,943,177	1,946,419
Retained earnings (accumulated deficit)	(489,335)	(502,493)	(519,222)
Total stockholders' equity	$1,721,009	$1,708,099	$1,694,614
Total liabilities and stockholders' equity	$12,965,907	$13,113,328	$14,330,704
Book value per common share	$9.55	$9.46	$9.36
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*    Derived from audited consolidated financial statements.

CYS INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
(dollars in thousands, except per share data)	June 30, 2016	March 31, 2016
Interest income:
Agency RMBS	$74,176	$81,323
Other	681	128
Total interest income	74,857	81,451
Interest expense:
Repurchase agreements	16,910	15,886
FHLBC Advances	1,777	2,059
Total interest expense	18,687	17,945
Net interest income	56,170	63,506
Other income (loss):
Net realized gain (loss) on investments	36,359	1,202
Net unrealized gain (loss) on investments	28,915	162,286
Net unrealized gain (loss) on FHLBC Advances	(448)	(851)
Other income	387	463
Net realized and unrealized gain (loss) on investments, FHLBC Advances and other income	65,213	163,100
Swap and cap interest expense	(14,779)	(18,398)
Net realized and unrealized gain (loss) on derivative instruments	(44,535)	(140,524)
Net gain (loss) on derivative instruments	(59,314)	(158,922)
Total other income (loss)	5,899	4,178
Expenses:
Compensation and benefits	3,565	3,865
General, administrative and other	2,294	2,488
Total expenses	5,859	6,353
Net income (loss)	$56,210	$61,331
Dividends on preferred stock	(5,203)	(5,203)
Net income (loss) available to common stockholders	$51,007	$56,128
Net income (loss) per common share basic & diluted	$0.34	$0.37
Core Earnings
"Core Earnings" represents a non-GAAP financial measure and is defined as net income (loss) available to common stockholders excluding net realized gain (loss) on investments, net unrealized gain (loss) on investments, net realized and unrealized gain (loss) on derivative instruments, and net unrealized gain (loss) on FHLBC Advances. Management uses Core Earnings to evaluate the effective yield of the portfolio after operating expenses. The Company believes that providing users of the Company's financial information with such measures, in addition to the related GAAP measures, gives investors greater transparency and insight into the information used by the Company's management in its financial and operational decision-making.

The primary limitation associated with Core Earnings as a measure of the Company's financial performance over any period is that it excludes the effects of net realized and unrealized gain (loss) on investments and derivative instruments, and net unrealized gain (loss) on FHLBC Advances. In addition, the Company's presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, which may use different calculations. As a result, Core Earnings should not be considered as a substitute for the Company's GAAP net income (loss), as a measure of our financial performance or any measure of our liquidity under GAAP.
The following table reconciles Net income to Core Earnings, a non-GAAP measure, and summarizes Core Earning plus Drop Income for the periods presented.

	Three Months Ended
(dollars in thousands, except per share data)	June 30, 2016	March 31, 2016
Net income (loss) available to common stockholders	$51,007	$56,128
Net realized (gain) loss on investments	(36,359)	(1,202)
Net unrealized (gain) loss on investments	(28,915)	(162,286)
Net realized and unrealized (gain) loss on derivative instruments	44,535	140,524
Net unrealized (gain) loss on FHLBC Advances	448	851
Core Earnings	$30,716	$34,015
Core Earnings per average share	$0.20	$0.22
Drop Income	$7,996	$6,315
Core Earnings plus Drop Income	$38,712	$40,330
Core Earnings plus Drop Income per average share	$0.26	$0.27